Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Finance Corporation:

We have examined management’s assessment, included in the accompanying “Report on Compliance With Applicable Servicing Criteria Pursuant To Item 1122 of Regulation AB Under the Securities Exchange Act of 1934” (Management’s Report), that each of HSBC Finance Corporation, as Servicer, HSBC Card Services Inc. and HSBC Technology & Services (USA) Inc. (the “HSBC Companies”), complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB applicable to the servicing of credit card receivables related to the HSBC Credit Card Master Note Trust (USA) I’s asset-backed securitization transactions and securities publicly issued on or after January 1, 2006 (the Platform), except for the servicing criteria identified in Schedule I of Management’s Report as “Not Applicable” which each of the individual HSBC Companies has determined are not applicable to the activities performed with respect to the Platform, as of and for the year ended December 31, 2009. The individual asset-backed securitization transactions and securities defined by management as constituting the Platform include: HSBC Credit Card Master Note Trust (USA) I Series 2007-1, Class A Notes and Series 2007-2, Class A Notes. Management is responsible for each of the HSBC Companies’ compliance with its applicable servicing criteria as described in Schedule I of Management’s Report. Our responsibility is to express an opinion on management’s assessment about each of the HSBC Companies’ compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about each of the HSBC Companies’ compliance with the servicing criteria specified in Schedule I of Management’s Report and performing such other procedures as we considered necessary in the circumstances. Our examinations included testing selected asset-backed securitization transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the HSBC Companies processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by each of the HSBC Companies during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by each of the HSBC Companies during the period covered by this report for the selected transactions or any other transactions. We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on each of the HSBC Companies’ compliance with the servicing criteria.

In our opinion, management’s assessment that each of the HSBC Companies complied with the servicing criteria as of and for the year ended December 31, 2009 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois

March 12, 2010